Exhibit 99.2

FOR IMMEDIATE RELEASE

Harpoon Therapeutics Provides Pipeline Update for TriTAC® Clinical Programs and T Cell Engager Platforms

•	Compelling initial clinical activity for HPN328 (DLL3) and HPN217 (BCMA) targeting programs observed in escalation phase of ongoing trials

•	Encouraging profile of tolerability and activity seen at higher doses in both HPN217 and HPN328; low grade CRS manageable, no Grade 3 CRS reported

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Interim data from the ongoing Phase 1/2 trial of HPN217 presented at the 2021 ASH Conference reported clinical activity at higher dose levels, including an overall response rate (ORR) of 63% and a disease control rate (DCR) of 88% in the HPN217 2150 µg/week cohort with a manageable safety profile

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In the ongoing Phase 1/2 trial for HPN328, 3 out of 4 patients with small cell lung cancer (SCLC) in the two highest dose cohorts tested to date, experienced target lesion (TL) reduction , with one patient achieving a confirmed partial response (PR) with a 53% TL reduction

•	Discovery pipeline continues to advance, with an IND for HPN601, Harpoon’s first ProTriTAC targeting EpCAM, expected in the second half of 2022

•	Management to host webcast and conference call to review the interim data presented at ASH and provide a pipeline update today at 4:30 p.m.ET / 1:30 p.m. PT

SOUTH SAN FRANCISCO, Calif., December 13, 2021 - Harpoon Therapeutics, Inc. (NASDAQ: HARP), a clinical-stage immunotherapy company developing novel T cell engagers, today provided a pipeline update on its programs, including the interim data presented from the ongoing dose-escalation portion of the Phase 1/2 trial for HPN217 in patients with relapsed/refractory multiple myeloma (R/R MM) at the 63rd American Society for Hematology (ASH) Annual Meeting and Exposition. Harpoon has four product candidates in clinical trials that are based on its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform designed to recruit a patient’s own immune cells to kill tumor cells.

“We are focused on advancing our clinical programs in 2022 and are pleased to see the HPN217 and HPN328 programs showing clinical activity at well tolerated dose levels, indicating a threshold effect.” stated Julie Eastland, President and CEO, Harpoon Therapeutics. “We look forward to the initiation of expansion cohorts to learn more about these promising TriTAC programs while building our future clinical pipeline with our first ProTriTAC candidate, HPN601 targeting EpCAM, currently in IND-enabling studies.”

“The interim clinical data from the escalation portion of the HPN217 trial shows robust anti-myeloma activity that is encouraging,” said Natalie Sacks, M.D., Chief Medical Officer of Harpoon. “In addition, we are observing tumor shrinkage in small lung cancer patients in the HPN328 trial, and we are excited to see validation of the TriTAC platform in both solid tumors and hematologic malignancies. We continue to investigate the performance of our novel technology in multiple indications and are encouraged by the signs of clinical activity and manageable tolerability profiles.”

Dose escalation for HPN217 (BCMA TriTAC) Phase 1/2 clinical trial Ongoing

Relapsed/refractory multiple myeloma patients (N=37) have been treated across 9 fixed dose cohorts of 5 to 2860 µg/week, and 1 step dose cohort of 1620 (priming) and 3240 (target) µg/week reflecting rapid dose expansion since the trial began. HPN217 has been well tolerated, with one DLT, Grade 4 AST which resolved, as of the November 10, 2021 data cutoff date.

The ASH poster presentation, included the following observations:

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Encouraging clinical activity in higher dose cohorts including a 63% ORR and 88% DCR reported in the 2150 µg/week cohort with 8 disease evaluable patients with R/R MM, including one minimal residual disease (MRD) negative, stringent CR.

•	HPN217 shows tolerable safety profile with cytokine release syndrome (all Grade 1 or 2) observed in 9 of 37 patients (24%)

•	Patient enrollment and dose escalation is ongoing to define the RP2D and MTD

•	Introduction of step dose regimens has allowed for the administration of higher target doses.

Dose escalation for HPN328 (DLL3 TriTAC) Phase 1/2 clinical trial making rapid progress. Fifteen patients have been enrolled in dose cohorts ranging from 15 µg to 7200 µg per week in both fixed and step dose cohorts administered once weekly by intravenous infusion. Fifteen patients with a median of 2 lines (range 1 to 5) of prior therapy have been enrolled and eligible patients include small cell lung cancer patients who have relapsed after platinum chemotherapy and patients with other malignancies with high grade neuroendocrine tumors associated with DLL3 expression. HPN328 has been well tolerated with Grade 1-2 CRS reported in 33% of patients, no DLTs observed and MTD has not been reached. Among four patients with small cell lung cancer receiving the two highest doses tested to date, 1215 µg fixed dose and 3600-7200 µg step dose, three had target lesion reduction, including 1 confirmed RECIST partial response. The patient with a cPR experienced a target lesion reduction of 53% at week 10. Presentation of initial interim clinical data is planned for 2022.

IND-enabling studies for HPN601 (EpCAM ProTriTAC) are progressing as planned. HPN601 is the first conditionally active T cell engager based on the ProTriTAC platform. EpCAM is expressed in a broad range of solid tumors, including gastrointestinal cancers, potentially enabling HPN601 to address multiple indications with high unmet medical need. By the end of 2022, an IND submission for HPN601 is expected as well as identification of a second IND candidate from the ProTriTAC platform.

Harpoon’s T cell engager platforms, TriTAC, ProTriTAC, and TriTAC XR, are designed to mitigate different target toxicities across a range of disease indications, including solid and hematologic malignancies.

Next generation T cell engager platforms advancing. Harpoon continues to discover new technologies to improve the therapeutic application of T cell engagers. We recently introduced the TriTAC XR platform, which is designed to minimize on-target cytokine release syndrome. Nomination of an IND candidate from the TriTAC XR platform is also expected by the end of 2022.

Conference Call and Webcast Today

Harpoon’s management will host a webcast and conference call at 4:30 p.m. ET / 1:30 p.m. PT on Monday, December 13, 2021 to review the data presented at ASH and provide an update on its other pipeline programs. The live call may be accessed by dialing 866-951-6894 for domestic callers or 409-216-0624 for international callers and using conference ID # 2760075.

A live webcast of the call will be available from the Events and Presentations section of the company’s website at https://ir.harpoontx.com/events-and-presentations and will be archived there shortly after the live event.

About Harpoon Therapeutics

Harpoon Therapeutics is a clinical-stage immunotherapy company developing a novel class of T cell engagers that harness the power of the body’s immune system to treat patients suffering from cancer and other diseases. T cell engagers are engineered proteins that direct a patient’s own T cells to kill target cells that express specific proteins, or antigens, carried by the target cells. Using its proprietary Tri-specific T cell Activating Construct (TriTAC®) platform, Harpoon is developing a pipeline of novel TriTACs initially focused on the treatment of solid tumors and hematologic malignancies. HPN217 targets BCMA and is in a Phase 1/2 trial for relapsed, refractory multiple myeloma. HPN328 targets DLL3 and is in a Phase 1/2 trial for small cell lung cancer and other DLL3-associated tumors. HPN536 targets mesothelin and is in a Phase 1/2a trial for cancers expressing mesothelin, initially focused on ovarian and pancreatic cancers. HPN424 targets PSMA and is in a Phase 1/2a trial for metastatic castration-resistant prostate cancer. Harpoon has also developed a proprietary ProTriTAC™ platform, which applies a prodrug concept to its TriTAC platform to create a therapeutic T cell engager that remains inactive until it reaches the tumor. The company’s third proprietary technology platform, extended release TriTAC-XR, is designed to mitigate cytokine release syndrome. For additional information about Harpoon Therapeutics, please visit www.harpoontx.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “potential,” “target,” “will,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Harpoon Therapeutics’ expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Harpoon Therapeutics’ clinical development programs, future results or performance to differ significantly from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this press release include, but are not limited to, statements about the development and advancement of Harpoon Therapeutics’ platforms and product candidates, including progress, timing, scope, design and interim results of clinical trials, ability of TriTAC-XR T cell engager platform to mitigate toxicities, such as cytokine release syndrome, the candidates safety and tolerability profile, the use of T cell engagers for the treatment of non-oncology diseases in addition to solid tumors and hematologic malignancies, and other statements that are not historical fact. Many factors may cause differences between current expectations and actual results, including unexpected safety or efficacy data observed during clinical studies, preliminary data and trends may not be predictive of future data or results, may not demonstrate safety or efficacy or lead to regulatory approval by the FDA or other regulatory agencies, clinical trial site activation or enrollment rates that are lower than expected, unanticipated or greater than anticipated impacts or delays due to COVID-19, changes in expected or existing competition, changes in the regulatory environment, the uncertainties and timing of the regulatory approval process, the timing and results of unexpected litigation or other disputes, and the sufficiency of Harpoon Therapeutics’ cash resources. These and other factors that may cause Harpoon Therapeutics’ actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Harpoon Therapeutics’ filings with the U.S. Securities and Exchange Commission, including under “Risk Factors” in Harpoon Therapeutics’ quarterly report on Form 10-Q for the quarter ended September 30, 2021 and future filings by Harpoon Therapeutics. Except as required by law, Harpoon Therapeutics assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Contacts:

Harpoon Therapeutics, Inc.

Georgia Erbez

Chief Financial Officer

650-443-7400

media@harpoontx.com

ICR Westwicke

Robert H. Uhl

Managing Director

858-356-5932

robert.uhl@westwicke.com